                                                         FREE WRITING PROSPECTUS
                                                      FILED PURSUANT TO RULE 433
                                          REGISTRATION STATEMENT NO.: 333-129844

THE DATE OF THIS FREE WRITING PROSPECTUS IS April 24, 2007

     STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

     The depositor has filed a registration statement (including a prospectus)
with the SEC (SEC File No. 333-129844) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-666-2388 or by emailing CMBSREQ@lehman.com.

LBUBS 07-C2

Settlement    05/09/07
Dated Date    04/11/07
1st Payment   05/15/07

                                    Coupon         Interest                          Initial
     S&P   Fitch                     Type        Accrual Basis  Rated Final   Sub %   Coupon      Size
-----------------------------------------------------------------------------------------------------------

A1   AAA   AAA    Public        Fixed            30/360              Feb-40  30.000% 5.22600     25,000,000
A2   AAA   AAA    Public        Fixed            30/360              Feb-40  30.000% 5.30300    447,000,000
AAB  AAA   AAA    Public        Fixed            30/360              Feb-40  30.000% 5.35100     78,000,000
A3   AAA   AAA    Public        Fixed            30/360              Feb-40  30.000% 5.43000  1,278,248,000
A1A  AAA   AAA    Public        Fixed            30/360              Feb-40  30.000% 5.38700    659,832,000
AM   AAA   AAA    Public        Fixed            30/360              Feb-40  20.000% 5.49300    355,441,000
AJ   AAA   AAA    Public        Fixed (WAC Cap)  30/360              Feb-40  11.125% 5.56200    315,453,000
B    AA+   AA+    Public        Fixed (WAC Cap)  30/360              Feb-40  10.375% 5.58200     26,658,000
C    AA    AA     Public        Fixed (WAC Cap)  30/360              Feb-40   8.875% 5.61100     53,316,000
D    AA-   AA-    Public        Fixed (WAC Cap)  30/360              Feb-40   7.750% 5.65000     39,987,000
E    A+    A+     Public        Fixed (WAC Cap)  30/360              Feb-40   7.375% 5.72900     13,329,000
F    A     A      Public        Fixed (WAC Cap)  30/360              Feb-40   6.625% 5.77800     26,658,000
XCL  AAA   AAA    Private/144A  Variable IO      30/360              Feb-40      N/A 0.06522  1,777,200,930
XCP  AAA   AAA    Public        Variable IO      30/360              Feb-40      N/A 0.51063  1,639,428,000
XW   AAA   AAA    Public        Variable IO      30/360              Feb-40      N/A 0.53627  1,777,200,930
G    A-    A-     Private/144A  Fixed (WAC Cap)  30/360              Feb-40   5.625% 5.87900     35,544,000
H    BBB+  BBB+   Private/144A  WAC              30/360              Feb-40   4.750% 5.97991     31,101,000
J    BBB   BBB    Private/144A  WAC              30/360              Feb-40   3.750% 5.97991     35,544,000
K    BBB-  BBB-   Private/144A  WAC              30/360              Feb-40   2.625% 5.97991     39,987,000
L    BB+   BB+    Private/144A  Fixed (WAC Cap)  30/360              Feb-40   2.125% 5.11400     17,772,000
M    BB    BB     Private/144A  Fixed (WAC Cap)  30/360              Feb-40   1.875% 5.11400      8,886,000
N    BB-   BB-    Private/144A  Fixed (WAC Cap)  30/360              Feb-40   1.750% 5.11400      4,443,000
P    B+    NR     Private/144A  Fixed (WAC Cap)  30/360              Feb-40   1.500% 5.11400      8,886,000
Q    B     NR     Private/144A  Fixed (WAC Cap)  30/360              Feb-40   1.375% 5.11400      4,443,000
S    B-    NR     Private/144A  Fixed (WAC Cap)  30/360              Feb-40   1.000% 5.11400     13,329,000
T    NR    NR     Private/144A  Fixed (WAC Cap)  30/360              Feb-40      N/A 5.11400     35,544,860

       %
     of Deal    Window     Avg Life     Px       Yield
------------------------------------------------------

A1     0.7%   05/07-08/11      2.84  100.49866   5.065
A2    12.6%   08/11-04/12      4.72  100.49636   5.226
AAB    2.2%   04/12-08/16      7.32  100.49803   5.317
A3    36.0%   08/16-03/17      9.72  100.49817   5.416
A1A   18.6%   05/07-03/17      7.96  100.49461   5.359
AM    10.0%   03/17-04/17      9.91  100.49738   5.482
AJ     8.9%   04/17-04/17      9.93  100.49614   5.552
B      0.7%   04/17-04/17      9.93  100.49887   5.572
C      1.5%   04/17-04/17      9.93  100.49537   5.602
D      1.1%   04/17-04/17      9.93  100.49329   5.642
E      0.4%   04/17-04/17      9.93  100.49686   5.722
F      0.7%   04/17-05/17      9.95  100.49335   5.773
XCL           05/07-02/22      8.74    1.42784   7.403
XCP           04/08-04/14      5.61    2.85885   5.224
XW            05/07-02/22      8.74    4.04129   6.557
G      1.0%   05/17-05/17     10.02  100.49933   5.875
H      0.9%   05/17-05/17     10.02   97.86025   6.435
J      1.0%   05/17-05/17     10.02   95.06767   6.835
K      1.1%   05/17-05/17     10.02   91.39122   7.385
L      0.5%   05/17-05/17     10.02   86.63927   7.064
M      0.2%   05/17-05/17     10.02   84.11926   7.464
N      0.1%   05/17-05/17     10.02   72.81974   9.464
P      0.2%   05/17-05/17     10.02   67.66091  10.514
Q      0.1%   05/17-05/17     10.02   63.17990  11.514
S      0.4%   05/17-05/17     10.02   59.08014  12.514
T      1.0%   05/17-02/22     10.40   36.90346  20.000

THE INFORMATION IN THIS FREE WRITING PROSPECTUS SUPERSEDES THE INFORMATION IN
ANY PRIOR VERSIONS HEREOF AND WILL BE SUPERSEDED BY THE INFORMATION IN ANY
SUBSEQUENT FREE WRITING PROSPECTUSES PRIOR TO THE TIME OF SALE. THIS FREE
WRITING PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN
OFFER TO BUY ANY SECURITY OTHER THAN THE OFFERED CERTIFICATES, NOR DOES IT
CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE
OFFERED CERTIFICATES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL
TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. THIS FREE WRITING
PROSPECTUS WAS PREPARED ON THE BASIS OF CERTAIN ASSUMPTIONS (INCLUDING, IN
CERTAIN CASES, ASSUMPTIONS SPECIFIED BY THE RECIPIENT HEREOF) REGARDING
PAYMENTS, INTEREST RATES, WEIGHTED AVERAGE LIVES AND WEIGHTED AVERAGE LOAN AGE,
LOSS, SPREADS, MARKET AVAILABILITY AND OTHER MATTERS. THE ACTUAL AMOUNT, RATE OR
TIMING OF PAYMENTS ON ANY OF THE UNDERLYING ASSETS MAY BE DIFFERENT, AND
SOMETIMES MATERIALLY DIFFERENT THAN ANTICIPATED, AND THEREFORE THE PRICING,
PAYMENT OR YIELD INFORMATION REGARDING THE CERTIFICATES MAY BE DIFFERENT FROM
THE INFORMATION PROVIDED HEREIN. THERE CAN BE NO ASSURANCE THAT ACTUAL PRICING
WILL BE COMPLETED AT THE INDICATED VALUE(S). IN ADDITION, PRICING OF THE
CERTIFICATES MAY VARY SIGNIFICANTLY FROM THE INFORMATION CONTAINED IN THIS FREE
WRITING PROSPECTUS AS A RESULT OF VARIOUS FACTORS, INCLUDING, WITHOUT
LIMITATION, PREVAILING CREDIT SPREADS, MARKET POSITIONING, FINANCING COSTS,
HEDGING COSTS AND RISK AND USE OF CAPITAL AND PROFIT. THE PRICING ESTIMATES
CONTAINED HEREIN MAY VARY DURING THE COURSE OF ANY PARTICULAR DAY AND FROM DAY
TO DAY. YOU SHOULD CONSULT WITH YOUR OWN ACCOUNTING OR OTHER ADVISORS AS TO THE
ADEQUACY OF THE INFORMATION IN THIS FREE WRITING PROSPECTUS FOR YOUR PURPOSES.